EXHIBIT 23







             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
             -------------------------------------------------------


We consent to the incorporation by reference in the Registration Statement of Direct Insite Corp. on Form SB-2 (File No. 333-128039) and Form S-8 (File No. 333-144015) of our report dated March 25, 2010, with respect to our audits of the consolidated financial statements of Direct Insite Corp. as of December 31, 2009 and 2008 and for the years ended, which report is included in this Annual Report on Form 10-K of Direct Insite Corp. for the year ended December 31, 2009

Our report on the consolidated financial statements refers to a change in the method of accounting for warrants in accordance with FASB Accounting Standards
Codification Sub Topic 815-40 "Contracts in Entity's Own Stock" effective January 1, 2009.


/s/ Marcum LLP

Melville, New York
March 25, 2010